Exhibit 2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of August 2017, by and among BNDES Participações S.A. — BNDESPAR (“BNDESPAR”), Banco Nacional de Desenvolvimento Econômico e Social — BNDES (“BNDES”), Bradespar S.A. (“Bradespar”), Litel Participações S.A. (“Litel”) and Mitsui & Co Ltd. (“Mitsui”).

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of Vale S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Exchange Act.  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each party to this Agreement acknowledges that it shall be responsible for the timely filing of such Filings, and for the completeness and accuracy of the information concerning itself or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other parties to this Agreement contained herein or therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BNDES Participações S.A. — BNDESPAR	/s/ Paulo Rabello de Castro
By: Paulo Rabello de Castro
Title: Chief Executive Officer

/s/ Eliane Lustosa
By: Eliane Lustosa
Title: Officer

Banco Nacional de Desenvolvimento Econômico	/s/ Paulo Rabello de Castro
e Social — BNDES	By: Paulo Rabello de Castro
Title: Chief Executive Officer

/s/ Eliane Lustosa
By: Eliane Lustosa
Title: Officer

/s/ Fernando Jorge Buso Gomes
Bradespar S.A.	By: Fernando Jorge Buso Gomes
Title: Chief Executive Officer

Litel Participações S.A.	/s/ Gilmar Dalilo Cezare Wanderley
By: Gilmar Dalilo Cezare Wanderley
Title: Financial Officer

/s/ Renato Proença Lopes
By: Renato Proença Lopes
Title: Administrative Officer

Mitsui & Co Ltd.	/s/ Makoto Suzuki
By: Makoto Suzuki
Title: Representative Director, Executive Vice President